Exhibit 99.1

Rex Energy Announces First Quarter Production and Estimated Price Realizations and Provides Operational Update

•	Realized natural gas prices improved 42%, before hedging, as compared to the fourth quarter of 2016

•	Realized C3+ NGL pricing for first quarter of 2017 was 59% of WTI before hedging

•	Completed drilling four-well Mackrell pad with average lateral length of 7,600 feet

STATE COLLEGE, Pa., April 24, 2017 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) announced first quarter 2017 production and estimated pricing and provided an operational update.

Note: All results included in this release are unaudited; they are preliminary pending the completion of the company’s financial closing procedures. These preliminary estimates may be revised in connection with the preparation of our financial statements for the three months ended March 31, 2017.

Production Results and Price Realizations

Rex Energy’s first quarter 2017 production was 173.4 MMcfe/d, consisting of 110.1 MMcf/d of natural gas, 9.7 Mboe/d of NGLs (including 5.0 Mboe/d of ethane) and 0.8 Mboe/d of condensate. Condensate and NGLs (including ethane) accounted for 36% of production during the quarter.

During the first quarter of 2017, realized natural gas prices, before the effects of hedging, improved approximately 42% as compared to fourth quarter 2016 realized natural gas prices. The improvement in natural gas realizations was driven by improved differentials in the northeast markets and a full quarter of the company’s Gulf Coast transport. In addition, C3+ NGL prices, before the effects of hedging, average approximately 59% of WTI oil prices. The improvement in C3+ NGL prices was largely due to continued improvement in Mont Belvieu prices and improved differentials for C3+ NGLs in the northeast. The company continues to expect full-year 2017 realized C3+ NGL prices to average approximately 50% - 55% of WTI.

“Our first quarter 2017 results are the first step in achieving our two-year plan for 2017 and 2018,” commented Tom Stabley, President and CEO of Rex Energy. “One of the most important highlights of the quarter was our price realizations, with the strong results underlining the importance of our marketing initiatives and current marketing portfolio. With a full year of Gulf Coast transport and improved differentials in the northeast markets, we expect to see improved realizations throughout the year and will continue to pursue further enhancements to our marketing portfolio to further improve our realizations.”

The table below outlines Rex Energy’s first quarter production and estimated realized pricing, including the effects of cash-settled derivatives, together with the same period comparison from the prior year:

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	Three Months Ended March 31,
	2017(1)	2016(2)
Production Data (average per day):
Natural gas (Mcf)	110,130	124,225
Natural gas liquids (C3+) (Bbls)	4,686	5,382
Ethane (Bbls)	5,030	4,816
Condensate (Bbls)	825	693

Total (Mcfe/d)(2)	173,372	189,568
Average price per unit:
Realized natural gas price per Mcf – as reported	$3.16	$1.37
Realized impact from cash settled derivatives per Mcf	(0.12)	0.73

Net realized price per Mcf	$3.04	$2.10
Realized NGL (C3+) price per Bbl – as reported	$30.84	$12.20
Realized impact from cash settled derivatives per Bbl	(5.65)	6.04

Net realized price per Bbl	$25.19	$18.24
Realized ethane price per Bbl – as reported	$9.48	$6.04
Realized impact from cash settled derivatives per Bbl	0.24	0.33

Net realized price per Bbl	$9.72	$6.37
Realized condensate price per Bbl – as reported	$46.07	$24.32
Realized impact from cash settled derivatives per Bbl(3)	0.07	28.35

Net realized price per Bbl	$46.14	$52.67
Realized gas equivalent price (per Mcfe) – as reported	$3.34	1.49

(1)	Realized pricing for the first quarter 2017 are estimates and are subject to the finalization of the closing and financial reporting process
(2)	Production for the first quarter of 2016 includes approximately 11.7 MMcfe/d of production related to the Warrior South asset, which was divested in January 2017
(3)	Natural gas liquids (C3+), ethane and condensate are converted at the rate of one barrel of oil equivalent to six Mcfe
(4)	Includes the effects of derivatives not classified as discontinued operations. When including the results of our discontinued operations, the average net realized price for oil and condensate for the first quarter of 2016 was approximately $36.78.

Operational Update

Legacy Butler Operated Area

The company has completed the drilling of the first of four wells on the Wilson pad. The four wells on the pad are expected to have an average lateral length of approximately 9,300 feet. The four wells on the Wilson pad are expected to be placed into sales in the third quarter of 2017.

Moraine East Area

In the Moraine East Area, the company recently finished drilling the four-well Mackrell pad with an average lateral length of approximately 7,600 feet. The four wells are expected to be placed into sales in the second half of 2017. In addition, the company will begin completing the six-well Shields pad in late-April 2017 and expects to place the six wells into sales in the third quarter of 2017. In conjunction with the commencement of the Shields pad completions, construction has begun on the pipeline connecting the Renick compressor station to the Shields pad. The company also now expects the four-well Baird pad to be placed into sales in the second quarter of 2017.

“With the four-well Wilson pad, four-well Mackrell pad and six-well Shields pad all currently on schedule to be placed into the sales in the second half of this year, we expect to see substantial production growth in back half of 2017,” commented Tom Stabley. “In particular, we are excited about the Mackrell and Shields pads, as they will be the first wells on the eastern portion of our Moraine East Area and will further our goal of having the large majority of the Moraine East Area held by production while also continuing to delineate the field.”

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events, developments, forecasts, or guidance that Rex Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements rely on assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Rex Energy’s ability to control or predict, that could cause results to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, economic and market conditions, operational considerations, the timing and success of our exploration and development efforts, and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016, and we strongly encourage you to review those documents to understand these risks. You should not place undue reliance on forward-looking statements because they reflect management’s views only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

About Rex Energy Corporation

Headquartered in State College, Pennsylvania, Rex Energy is an independent oil and gas exploration and production company with its core operations in the Appalachian Basin. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com

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